EXHIBIT 15

May 2, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 2, 2006 on our review of interim financial information of Barnes Group Inc. for the three month periods ended March 31, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-104242 and 333-129079) and Form S-8 (Nos. 2-56437, 2-91285, 33-20932, 33-30229, 33-91758, 33-27339, 333-41398, 333-88518, 333-57658, 333-112869, 333-115333 and 333-133597).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Hartford, Connecticut